Land Lease Agreement

Lessor: Northwest Refractory Factory (hereinafter “Party A”)
Lessee: Xi’an City Baorun Industrial Development Co., Ltd. (hereinafter “Party B”)

Pursuant to the Contract Law of the People’s Republic of China, to stipulate the rights and obligations of both parties, through friendly negotiations, both parties agree to execute the agreement.

Article 1: Name, Four Boundaries and Usage
Party B leases one parcel of land of the refractory materials storage plant of Party A. The four boundaries: the east end is the east side wall of an original clay rest room for the first construct group; the west end is the wall on the protection slope of the materials plant; the south end is at the middle of the road in front of the door of the corundum shop; the north end is the boundary of the flood drainage adjacent to the boiler room.
Party B leases the land with the intent to build the accessory facilities of the oil tank. However, Party B shall not transfer, rent and mortgage the land.

Article 2: Term of Lease
The term of the lease is 10 years. Party A delivers the land to Party B on July 1, 2006, and takes back the land on June 30, 2016. In the event Party B needs to extend the use, it shall conduct the renewal procedure within one month prior to the expiration of the agreement.  In case Party B does not conduct the aforesaid procedure, Party A is entitled to take back the land and the buildings on the land without considerations.
The property right of the fixtures built by Party B shall belong to it.

Article 3: Rent and Payment
1.
The yearly rent is RMB150,000, paid on three installations, meaning that Party B shall pay RMB50,000 every four months. In consideration of demolitions, resettlements and construction phases, the first month that Party B pays the rent is on July 2006.

Article 4: Obligation of Both Parties
Obligation of Party A:
1.
Negotiates with neighbors to guarantee the fixture on the land Party B leases to be demolished smoothly. The expense of demolition and resettlement that Party B shall assume refers to Demolition and Resettlement Agreement

2.
The new construction project belongs to the accessory facilities of the oil tank. In the event the relevant procedures need to be conducted, Party A may assist to conduct the procedures. The expense shall be assumed by Party B.

3.
Responsible for resolving the dispute arising from the internal neighbor’s arguments due to the lease of land, and assumes the liabilities incurred by the interference of the department of the State-owned asset.

4.	Guarantees the smooth of process water, electricity and the road.

Obligation of Party B:
1.	Pays rents and water and electricity fees on time. (The details refer to Water, Electricity Use and Pound Inspection Agreement)
2.	Assumes all of the results incurred by the fire security, production security and environmental protection.
3.	Shall not sublet, mortgage and use the land in other way.
4.	Without the written consent of Party A, shall not change the original building on the land.

Article 5: Covenants of Both Parties
1.	In the event Party B demolishes and removes the original fixtures on the land without considerations before the construction starts, the expenses incurred shall be assumed by Party B.
2.
Party B shall conduct the relevant procedures of the oil product operations on the land by itself. The installation and procedure of facilities shall be in compliance with the fire security regulations. The relevant liabilities arising from the aforesaid shall be individually assumed by Party B.

3.
The transportation, load and unload, and technology of oil products of Party B shall meet the requirements of the security, environmental protection and health, and shall not exceed the emission standards of “Three Wastes”. The environmental pollution liabilities incurred shall be assumed by Party B itself.

4.
Party B shall preferentially employ the unemployed workers of Party A. The percentage of unemployed workers of Party A shall exceed 80% of the position workers of Party B, and the employment contracts shall be in compliance with the relevant rules of the human resource department of Party A.

5.
During the term of lease, in the event the Lessor transfers all of ownerships of the leasing properties to the third party, it shall notify the ownership transfer of the Lessor. After the ownership is transferred, the acquiror becomes the lessor of this agreement, and is entitled to all of rights and assumes obligations of the original lessor.

6.
In the event Party A or Party B cannot perform or cannot fully perform the agreement due to the force majeure, either party shall notify the other party within 30 days and negotiates all of the relevant issues.

7.
In the event Party A conducts the policy bankruptcy, in the condition that the relevant national regulations and conditions are equal, Party B shall be entitled to the first refusal right to purchase the land and the relevant preferential policies.

Article 6
In the event the occurrence of the followings of Party B, Party A has the right to terminate the agreement and to sue Party B for the breach:
1.	Unilaterally sublets the land to the third party, or uses the land in the other way, without written consent of Party A.
2.	Changes the original building on the land at its discretion, without written permission.
3.	Does not pay the full rent and water and electricity fees as set forth in the agreement.

Article 7: Any matter that is not specified in the agreement or the dispute arising from the performance of the agreement shall be negotiated, the agreed agreements shall be the appendix of the agreement.

The agreement consists of two copies, each party holds one copy.

Party A: Northwest Refractory Factory
Authorized Representative:
(with corporate seal)

Party B: Xian City Baorun Industrial Development, Co., Ltd.
Legal Representative: (signature)
(with corporate seal)

Location of Execution: Xiaobeibao, Yaozhou District
Date of Execution: April 20, 2006